SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 8, 2010
INTELLIGROUP, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	0-20943	11-2880025

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

5 Independence Way, Suite 220
Princeton, New Jersey	08540

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (646) 810-7400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers.
On July 8, 2010, Intelligroup, Inc. (the “Company”), Mobius Subsidiary Corporation, an indirect wholly-owned subsidiary of NTT DATA CORPORATION (the “Purchaser”), SB Asia Infrastructure Fund L.P. (“SAIF”) and Venture Tech Assets Ltd. (“Venture Tech” and together with SAIF, the “Principal Shareholders”) entered into a letter agreement formalizing in writing the agreement by the Principal Shareholders to pay a one-time cash bonus to certain members of the Company’s senior management team, including certain named executive officers, in recognition of their significant past contributions to the Company. Such letter agreement will become effective upon (i) the consummation of the previously announced tender offer contemplated by the Agreement and Plan of Merger, dated as of June 14, 2010 (the “Merger Agreement”), by and among the Company, NTT DATA CORPORATION and Purchaser and (ii) the Principal Shareholders’ receipt of their respective portions of the consideration payable in connection with the tender offer (such date, the “Applicable Date”). Pursuant to such letter agreement, Alok Bajpai, Chief Financial Officer, and Pankit Desai, Senior Vice President of Sales, North America and Europe, will each receive a one time cash bonus of $130,000 and $160,000, respectively, payable no later than the third business day following the Applicable Date. The remaining $830,000 will be paid to other members of the Company’s senior management team in accordance with the letter agreement.
The foregoing description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreement, a copy of which is attached as Exhibit 10.1 to this report and is incorporated in this report by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.	Description

10.1	Letter Agreement, dated as of July 8, 2010, by and among the Principal Shareholders, the Company and Purchaser.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLIGROUP, INC.
By:	/s/ Alok Bajpai
Alok Bajpai
Treasurer and CFO

Date: July 8, 2010